STOCK OPTION SURRENDER AGREEMENT


     This Stock Option Surrender Agreement (this "Agreement") is entered into as of June 1, 1998 by and between Insignia Financial Group, Inc. ("Insignia") and [NAME OF HOLDER] ("Holder").

     WHEREAS, Holder holds options and/or warrants to purchase the number of shares of Class A Common Stock, par value $.01 per share, of Insignia ("Common Stock") set forth on SCHEDULE A attached hereto across from the caption "Total No. of Shares Subject to Subject Securities," which options and/or warrants are more particularly identified on SCHEDULE A attached hereto (the "Subject Securities");

     WHEREAS, the Subject Securities which are options (as opposed to warrants) were granted pursuant to the Insignia Financial Group, Inc. 1992 Stock Incentive Plan, as amended (the "Plan");

     WHEREAS,  it is  contemplated  that  Insignia will  distribute  100% of the
outstanding   common  stock  of  Insignia/ESG   Holdings,   Inc.  to  Insignia's
stockholders (the "Distribution"); and

     WHEREAS, Holder has been requested by the Company to enter into this Agreement for the benefit of the Company and in order to facilitate the Distribution, it being acknowledged that by entering into this Agreement and surrendering the Subject Securities pursuant hereto Holder will forfeit any possibility of receiving capital gains income tax treatment in respect of the Subject Securities;

     NOW,   THEREFORE,   in   consideration  of  the  premises  and  the  mutual
representations, warranties and covenants contained herein, Insignia and Holder hereby agree as follows:

     1. Insignia covenants and agrees that within ten (10) business days following the consummation of the Distribution, Insignia shall pay to Holder, by check made payable to the order of Holder, an amount (the "Surrender Amount") equal to the amount set forth on SCHEDULE A across from the caption "Total Surrender value of Subject Securities."

     2. Holder acknowledges and agrees that upon the payment of the Surrender Amount referred to in Section 1, all of the Subject Securities shall be deemed surrendered by Holder to the Company and shall thereafter be null and void and of no effect and Option shall have no rights in respect thereof under the Plan or otherwise.

     3. Holder agrees not to exercise or to sell, transfer, assign or otherwise dispose of any of the Subject Securities on or after the date hereof, and that any such purported exercise or sale, transfer, assignment or other disposition shall be void AB INITIO and of no effect.

     4. Holder represents and warrants that he/she does not hold any options or warrants to purchase any shares of Common Stock of Insignia other than the Subject Securities. Holder agrees that if and to the extent that the foregoing representation is false, Holder shall be deemed to have forfeited any and all such other options and/or warrants.



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     5. Holder  acknowledges that the Surrender Amount (i) was computed based on a hypothetical Common Share value of $25.00 per share and (ii) is fixed and will not change, regardless of the current or future trading price of shares of Common Stock. Holder further acknowledges that shares of Common Stock have recently traded at prices in excess of $25.00 per share.

     6. If the Distribution has not been consummated on or before December 31, 1998, then this Agreement shall automatically terminate become null and void neither Insignia nor Holder shall have any further rights or obligations hereunder.

     7. This Agreement may be executed in counterparts, each of which shall be deemed and original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of Insignia and Holder has executed this Agreement as of the date first above written.


                                             INSIGNIA FINANCIAL GROUP, INC.


                                             By:
                                                  --------------------------
                                                    Andrew L. Farkas
                                                    Chief Executive Officer

                                             -------------------------------
                                             [NAME OF HOLDER]